Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-262226) on Form S3 of TeraWulf Inc. of our report dated March 31, 2022, relating to the consolidated financial statements of Terawulf Inc., appearing in this Annual Report on Form 10-K of TeraWulf Inc. as of and for the period from April 1, 2021 through December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 31, 2022